PROMISSORY NOTE



$700,000.00                                                 March 24, 1998

                                                            Novi, Michigan



         For value received, the undersigned, HORIZON TECHNOLOGY, L.L.C., a Delaware limited liability company (hereinafter referred to as "Maker") promises to pay to UNIFLOW CORPORATION, a Michigan corporation, at Novi, Michigan, (hereinafter referred to as "Payee"), the principal sum of Seven Hundred Thousand Dollars ($700,000.00) in lawful money of the United States of America, together with default interest from the date of default until its cure, upon the unpaid principal balance at the rate of Nine and one-half percent (9.5%) per annum as follows:

                               PLACE OF PAYMENT

         All payments shall be made at the office of Payee or at such place as the Payee shall specify in writing.

                             INSTALLMENT PAYMENTS

         The principal and interest of this Note shall be payable in sixty
(60) equal monthly installments of Eleven Thousand Six Hundred and Sixty-Six and 67/100 Dollars ($11,666.67), plus default interest at the rate of Nine and one-half (9.5%) per annum. The first payment shall be due on April 24, 1998 and all subsequent payments shall be due on the same day of each succeeding month thereafter. This Note shall be paid in full on or before five (5) years from the date hereof. Monthly default interest shall be due and computed on the outstanding principal balance for any period of default in payment or otherwise.

                                  PREPAYMENT

         This Note may be prepaid in part or in full, with accrued interest, without penalty, at any time. All prepayments shall first be applied against any unpaid interest which shall be then due and owing and the balance shall be applied against the principal.




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                         ACCELERATION; CROSS-DEFAULT

         It is understood and agreed that (i) on default in the payment of any installment of principal or interest, or any part thereof, when due; (ii) if the Maker hereof makes a general assignment for the benefit of creditors;
(iii) there is filed by or against the Maker any petition in bankruptcy or any proceeding under any law relating to the relief of debtors, or for the appointment of a receiver of the Maker's property; (iv) a warrant of attachment is issued against any material portion of the Maker's property;
(v) the Maker is in material default under its obligations under a certain Royalty Agreement, of even date herewith, executed by Maker and Payee (respectively the Royalty Agreement; (vi) if the Maker shall suspend business or become insolvent; (vii) if the Maker transfers, sells, exchanges or assigns greater than fifty percent (50%) of its assets; or (viii) if the Maker is dissolved; the Maker shall be in default and the Payee may, at its option in writing, declare all liabilities of the Maker hereunder forthwith due and payable.

         Notwithstanding anything in this Note to the contrary, prior to a default existing hereunder, the Maker shall have thirty (30) days to cure any such event of default prior to the Payee exercising any of its default rights or remedies hereunder. The Payee must provide the Maker notice in writing of the event of default in the payment of principal or interest, or in default under the Royalty Agreement (which notice shall contain specific details of such event of default).

                              SECURITY INTEREST

         To secure payment of this Note and of any liability or liabilities of the Maker to the holder hereof, due or to become due, or that may hereafter be contracted or existing, however acquired by the holder, the Maker has transferred, pledged and given a secured interest in, and delivered to the Payee the property set forth in the Subordinated Security Agreement executed by Maker and Payee on even date herewith.

                             USURY SAVINGS CLAUSE

         Notwithstanding anything in this Note to the contrary, nothing herein contained, or any transaction related hereto, shall be construed or shall operate either presently or prospectively to: (a) require Maker to pay interest at a rate greater than is now lawful in such case to contract for, but shall require payment of interest only to the extent of the highest lawful rate; or (b) require Maker to make any payment or do any act contrary to law; and if any clause or provision herein contained shall otherwise so operate to invalidate this Note, in whole or in part, then such clauses or provisions only shall be held for naught as though not herein contained, and the remainder of this Note shall remain operative and in full force and effect.

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                              WAIVER OF PROTEST

         Except as herein provided, the undersigned hereby waives presentment, demand for payment, notice of dishonor, notice of protest and protest delivery, acceptance, performance, default and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note assents to any extension or postponement of the time of payment or any other indulgence, or any substitution, exchange or release of collateral.

                             COSTS OF COLLECTION

         The Maker will pay on demand all costs of collection, legal expenses, and attorneys' fees incurred or paid by the holder in collecting or enforcing this Note on default.

         In addition to the remedies provided by this Note, the Payee shall have all legal and equitable rights and remedies provided by law and by Security Agreement and any other agreement of Maker.

                              DELINQUENCY CHARGE

         The Maker agrees to pay a delinquency and collection charge on each installment payment not made within ten (10) days from its due date in an amount equal to four percent (4%) of the installment payment due (Administrative Charge). The Maker acknowledges that the Administrative Charge is not additional interest, but is a charge to compensate the Payee for any administrative inconvenience caused by the late payment. Furthermore, during any period of default under the terms of this Note, the Security Agreement, or the Royalty Agreement, at the option of the Payee, Maker shall pay interest on all past-due interest and principal payments at the rate of fifteen percent (15%)per annum. In the event the Maker cures any event of default the interest rate charged hereunder shall revert to the non-default interest rate, until such time as a default event occurs.

                                    WAIVER

         No delay or omission on the part of the Payee in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note. A waiver on any one occasion shall not be construed as a bar to or waiver of any right to remedy on any future occasion.

                                MISCELLANEOUS

         This Note shall be governed and construed in accordance with the laws of Michigan.

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         If any provision of this Note is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way unless such enforcement would materially alter the underlying intent of the Parties to this Note, as originally contemplated by the parties hereto, at the time this Note was executed.

         This Note shall be binding upon and shall inure to the benefit of the respective successors and assigns of the Maker and Payee of this Note.

         IN WITNESS WHEREOF, the Maker has caused this Note to be executed, and accepted its terms and provisions this 24th day of March, 1998.


WITNESSES:                          MAKER:

                                    HORIZON TECHNOLOGY, L.L.C.
                                    a Delaware limited liability company



______________________________      By:    /s/ Gregory Bird
                                          _______________________________

                                    Its:  President and CEO

______________________________




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